DEVELOPMENT AGREEMENT

          THIS AGREEMENT is entered into this 24th day of October, 2005, between **, with offices located at 10500 W. 153rd St, Orland Park, IL 60462-3099 (hereinafter referred to as “BUYER”), and Ikona Gear Corp., with offices located at Unit 1-1850 Hartley Avenue, Coquitlam, B.C., V3K 6A1 (hereinafter referred to as “SELLER”). ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

     1. Scope of Work. Seller agrees to develop and produce one (1), ** Antenna Pedestal in accordance with the attached ** specification 216064, Rev. A (herein referred to as the “Product”). The Seller also agrees to provide the Solid Works® model, and will supply drawings in accordance with ** specification 216064, Rev. A upon the Buyer exercising its option to either purchase units or have units manufactured under license. The Buyer has the option of purchasing additional units of the Product per Option 1 in Attachment A. In undertaking such development and testing, Seller shall meet the Buyer’s technical requirements and each party hereto shall use commercially reasonable efforts to perform all of its obligations set forth in the specifications and applicable Statement of Work, if any. The parties may amend specification 216064 at a later date. Except as otherwise specifically provided in Section 2, Seller shall be solely responsible for all of its costs and expenses incurred by Seller and associated with the development and testing of the Product, in accordance with ** specification 216064, Rev. A . ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

     2. Agreement Price. The Agreement Price is the total price for all Products and deliverables as detailed in Attachment A, Products, Prices, Options and Milestone Payment Schedule, and includes any Buyer Options exercised by Buyer, except for Buyer Options exercised in accordance with Section 3 hereunder. Prices are in US dollars and payments shall be made in US dollars.

     3. Volume Production. Following successful development of the Product in accordance with this Agreement, the Buyer, or other ** companies or by Buyer appointed third party may, at its sole discretion, enter into a separate manufacturing, supply and support agreement to be mutually negotiated by the Buyer and Seller, for the provision of volume production units at the firm fixed prices set forth under Buyer Options in Attachment A. It is expressly understood and agreed that Buyer shall have no obligation under this Agreement to purchase volume production units or enter into a manufacturing, supply and support agreement with the Seller for purchase of the volume production units. It is also understood that it is the mutual interest of both parties to have the Seller manufacture, supply and support the Product for one year prior to training third parties or the Buyer on appropriate manufacturing and handling procedures for the new technologies incorporated in the Product. In the event that Buyer seeks to appoint a third party manufacturer for the Product, Buyer shall offer Seller the right of first refusal to match the third party’s offer. If the Sell is unable to meet the third party’s offer, and a third party manufacturers the Product, the Buyer agrees to pay a fixed royalty of ** per Product to maintain the exclusivity requirements of Section 13. If the Buyer is unable to meet the volume requirements of Section 13 and exclusivity is lost, the Buyer agrees to pay a royalty of ** per Product manufactured by a third party. ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

     4. Ownership of Tooling. Provided the Buyer has accepted the Product as per Attachment A, Item 1 (c), and provided the buyer has exercised an option to order Additional Product, or license Additional Product, any Tooling created specifically for the production of the Product shall be owned by the Buyer. The Seller agrees to deliver such Tooling to the Buyer at the Buyers request. Shipping costs shall be the responsibility of the Buyer.

     5. Payment Terms. Unless otherwise agreed in writing by the parties, the Agreement Price shall be paid in accordance with the milestone payment schedule in Attachment A. Payments shall be due upon receipt of invoice.

     6. Delivery, Risk of Loss and Title Transfer. Delivery schedule for the Products shall be in accordance with the schedule in Attachment A. Risk of loss and title transfer to the Products shall occur upon delivery FCA Buyer’s facility (INCOTERMS 2000).

     7. Force Majeure. Seller shall not be liable for any delivery delays due to acts of God, acts of the public enemy, fires, floods, acts of any government, acts of Buyer or other delays due to causes beyond its reasonable control and without the fault of Seller. In the event of any such contingency, Seller shall be given a reasonable period of time in which to complete the performance of its obligations. If such contingency continues in effect for a period in excess of thirty (30) days, Buyer may cancel the agreement and/or purchase order, or any undelivered portion thereof, without liability to Seller.

     8. Acceptance. Buyer shall inspect the Products within sixty (60) days after delivery and shall notify Seller in writing of any nonconforming Products. Buyer’s failure to notify Seller within this time period or its use of the Products shall constitute final acceptance of the Products and shall waive all claims of non-conformity, except such claims governed by the terms of the Warranty. Any Product rejected as nonconforming by Buyer within the inspection period shall be returned to Seller at Seller’s sole expense. Seller shall replace the rejected Product in a prompt and reasonable time period and shall pay all transportation charges to ship the Product replacement to Buyer.

     9. Warranty. Seller warrants that for a period of the earlier of eighteen (18) months from the date of shipment or twelve (12) months in operation, the Products will be free from defects in material, workmanship and design work which arise under proper and normal use and service. Buyer’s exclusive remedy hereunder is limited to Seller’s repair or replacement such defective Product at no cost to Buyer.

     10. Excessive Failure. In the case of an Excessive Failure (hereinafter defined) of a Product, Seller shall, at no cost to Buyer, promptly assist Buyer in analyzing the cause of the failure and the solution to fix such failure. An “Excessive Failure” shall be defined to have occurred in the event of a failure of the Product due to a defect in material, workmanship and design work, for a period beginning on the date of receipt by Buyer and ending twenty-four (24) months thereafter, where such aggregate failure rate exceeds 2% during a quarterly measurement period with respect to the Product.

     11. Ownership of Existing Rights. Each Party shall continue to own all intellectual property that was owned by such Party prior to this Agreement. All inventions conceived or first actually reduced to practice solely by Seller under this Agreement, and all intellectual property rights resulting therefrom, shall be the exclusive property of Seller. All inventions conceived or first actually reduced to practice solely by Buyer under this Agreement, and all intellectual property rights resulting there from, shall be the exclusive property of the Buyer.

     12. Ownership of Product. The Seller, whether directly or indirectly, agrees to sell the Product only to the Buyer or other ** companies or a Buyer appointed third party. ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

     13. Ownership of Intellectual Property. Seller hereby grants to Buyer a five (5) year exclusive, fully paid-up worldwide license, to use, operate or maintain, sell or offer for sale the Product using patents or other intellectual property rights covering the Seller’s Gear Technology that is incorporated in the Product. This license is limited to Government and Military tactical terminals including mobile, transportable, flyaway, and quick deploy antennas. During such period, Seller hereby agrees not to offer or sell its Gear Technology either directly or indirectly to any other party for use in the aforementioned antenna products. Such license shall be subject to the following yearly volume commitments:

     a) Year 1 – total of 5 Products ordered
     b) Year 2 – total of 25 Products ordered
     c) Year 3 – total of 50 Products ordered
     d) Year 4 – total of 100 Products ordered

Products ordered shall include Products made by the Seller and/or Products manufactured by a third party. The Buyer shall pay the Seller a Royalty per Product, as specified in Section 3, for Product manufactured by a third party while the exclusivity clause of this Section 13 is in effect. In the event that any of the individual yearly volume commitments above are not met, Seller agrees to extend Buyer protection on the price of the Product and terminate the exclusivity. If Seller terminates the exclusivity hereunder, Buyer may in its sole discretion terminate this Agreement in whole or part subject to the conditions herein.

The Seller hereby grants the Buyer a five (5) year right of refusal to exclusively license its intellectual property rights for the products in the Government and Military market on terminals in Gateways (3.7m to 20m) operating in C, X, Ku and Ka bands, provided the Seller develops the sub-assemblies for these products, and provided the Seller receives a fixed royalty which is proportional to the royalty of the current Product ** times the price of the new product divided by the price of the current Product. ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

Except as expressly set forth herein, no license or other right is granted under this Agreement to Seller or Buyer, either express or implied.

     14. Termination for Convenience. Buyer may terminate this Agreement, without cause, any time after the completion of Milestone 1, as specified in Attachment A upon written notice to Seller. In such event, Buyer’s sole obligation to Seller shall be to pay for all out of pocket costs incurred by Seller (labor, material and services only), upon submission to Buyer of reasonable backup documentation for work completed through the date of termination; provided Seller complies with any instructions from Buyer in its notice, but in no event shall Buyer be entitled to recovery of any unabsorbed overhead, anticipatory profits or losses for termination except as expressly set forth in this Section 12. Seller’s costs shall be determined in accordance with generally accepted accounting principles and, if requested by Buyer, verified by an independent certified public accounting firm of national reputation mutually acceptable to both Parties; all costs associated therewith shall be paid by Buyer.

     15. Termination for Default. Notwithstanding Section 12, Seller or Buyer may immediately terminate this Agreement: (i) for default, if the other party fails to cure a material breach of this Agreement within thirty (30) days after receipt of written notice describing such breach; (ii) if the other party undergoes a change in ownership or controlling interest; (iii) if the other party becomes insolvent, files a petition in bankruptcy, is placed in control of a receiver or makes an assignment for the benefit of creditors. Upon termination of this Agreement for default, the non-breaching party shall have the right to pursue all rights and remedies available at law or in equity subject to the limitations in this Agreement. The prevailing party shall be entitled to recover reasonable attorneys fees and any other costs incurred in initiating any legal action or proceeding to enforce the provisions of this Agreement.

     16. Indemnity. Seller, at its own expense, shall indemnify and hold Buyer, its directors, officers, employees, agents, subsidiaries, affiliates, customers, designees, and assignees harmless from any loss, damage, liability or expense, on account of , or damage to property and injuries, including death, to all persons, arising from any occurrence caused by any negligent or willful act or omission of Seller or its subcontractors related to the performance of this Agreement. Seller, at its expense, shall defend any suit or dispose of any claim or other proceedings brought against said indemnities on account of such damage or injury, and shall pay all expenses, including attorneys fees, and satisfy all judgments which may be incurred by or rendered against said indemnities.

     17. Patent Infringement Assurance. Seller shall, at its own expense, settle or defend any claim, suit or action which may be brought against Buyer for infringement of United States patents arising out of Buyer’s use of Seller’s products. Seller shall pay any final judgment for damages and costs which may be awarded against Buyer, provided that Buyer promptly notifies Seller of any such claim, suit or action and affords Seller complete control of the conduct of such settlement or defense, and that Buyer provides Seller with all available information regarding such claim, suit or action. Seller may, at its own expense, elect to procure for Buyer the right to continue using the allegedly infringing products, or replace it with non-infringing products, or modify it so that it becomes non-infringing products, or remove it and repay the purchase price applicable thereto, as well as transportation costs. This paragraph shall not apply to any infringement arising out of any feature incorporated in the product at the request of Buyer or from the use of the product for purposes other than as advertised, sold or intended by Seller. In no event shall Seller’s total liability to Buyer under the provisions of this article exceed the aggregate sum paid to Seller by Buyer for the allegedly infringing product. The foregoing states the entire warranty by Seller for patent infringement of the product and any part of it.

     18. Confidentiality. During the Term each party shall hold in trust as confidential and secret and, without the prior written consent of the other party, shall not disclose, distribute or disseminate to any other Person any Confidential Information furnished to such party by the other party pursuant to this Agreement. Each party shall use the Confidential Information solely for the purposes set forth in this Agreement. Each party agrees to handle Confidential Information belonging to the other party with at least the same degree of care as it handles its own proprietary information and to take all reasonable precautions to prevent its officers and employees from disclosing Confidential Information to others and from utilizing the same for any purpose other than this Agreement. Both parties shall enforce such undertaking in respect of any actual or threatened breach of confidentiality provided for in this Agreement by such agent or employee to the extent permissible at law.

     19. Trademarks. Seller shall not use any mark or trade name of Buyer or refer to Buyer in connection with any Product, equipment, promotion, or publication without the prior written approval of Buyer. Buyer must use the mark and tradename of “Ikona Gear” and its relevant patents on the Product to alert customers to existing intellectual property protection extending to the Product under license.

     20. Product Support. The Seller shall support the Products purchased hereunder during the operational life of the Products or for a period of fifteen (15) years from the date of final shipment under this Agreement. Said support includes, but is not limited to, technical services and maintenance of Seller© stock of subassemblies and spare parts as may be required to be ordered to support the operation of the Products. In the event the Seller discontinues manufacture of the aforementioned items and does not provide for another qualified source, the Seller shall make available to Buyer all drawings, specifications, data, manufacturing tools etc., which will enable Buyer or its customers to manufacture or procure said items under a royalty-free license which shall be granted, if and when required under Section 12.1.

     21. Right to Modify Product. Upon the completion of Milestone 5, per Attachment A, as the parties may agree, the Buyer has the right to modify the design of the Product, (defined as a ** Antenna Pedestal) for future requirements. The Buyer shall inform the Seller in writing, of any intent to modify the design. The Buyers waives any liability of the Seller due to changes made by the Buyer. ** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

     22. Limitation of Liability. Except as otherwise stated in this Agreement, neither party shall be liable to the other party for loss or production, loss of profit, loss of use, loss of contracts or for any other consequential or indirect loss whatsoever.

     23. Notices. Any notice(s) required or permitted to be given or made in this Agreement shall be in writing. Such notice(s) shall be deemed to be duly given or made when it shall have been delivered by hand or registered mail to the Party to which it is required to be given or made at such Party’s address specified on the first page of this Agreement.

     24. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

     25. Assignment. This Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns. Neither Party may, or shall have the power to, assign this Agreement or delegate such Party’s obligations hereunder without the prior written consent of the other, such consent shall not be unreasonably withheld.

     26. Waivers. The failure of either party to enforce at any time for any period of time the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every provision.

     27. Relationship of the Parties. Nothing in this Agreement may de deemed to constitute a partnership, joint venture or other legal relationship between Buyer and Seller other than that of Buyer and Seller and nothing contained in this Agreement authorizes either party to waive any obligation for which the other party may be responsible or to incur any liability on behalf of the other party.

     28. Disputes and Applicable Law. This Agreement shall be interpreted and governed by the substantive law of the State of New York.

     28.1 Arbitration. In the event of any dispute or difference arising out of this Agreement or the breach hereof, the Buyer and Seller agree to use their reasonable efforts to settle the same on an equitable basis through good faith consultation and negotiation between senior officers of each of them. If such dispute or difference is not so satisfactorily resolved within a period of thirty (30) days, then upon notice by either party to the other, the dispute or difference shall be finally settled by binding commercial arbitration conducted in accordance with the provisions of the Arbitrations Act (British Columbia), by one arbitrator appointed by mutual agreement of the Buyer and Seller.

     29. Changes. All change orders shall be made in writing and signed by authorized representatives of Buyer and Seller. In the event any change order causes an increase or decrease in the Product price or the time required for the performance of any obligation, Seller shall notify Buyer within twenty (20) business days after receipt of the change order and the parties shall negotiate an equitable adjustment to the Product price and/or delivery schedule.

     30. Survivability. The provisions of this Agreement that by their sense and context are intended to survive the termination of this Agreement shall so survive.

     31. Entire Agreement. It is understood and agreed that this instrument contains the entire and only Agreement between the parties respecting the subject matter hereof, and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

**	Ikona Gear Corporation

By: ___________________________________	BY: /s/ Laith Nosh

Name: **	Name: Laith Nosh
Title: **	Title: President
Date: 24 October 2005	Date: 24 October 2005

** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT A
PRODUCTS, PRICES, OPTIONS AND
MILESTONE PAYMENT SCHEDULE

PRODUCTS/DELIVERABLES:

ITEM	DESCRIPTION	QUANTITY	PRICE (US$)	DELIVERY TIME
1.	Development of ** Pedestal in accordance with ** specification 216064, Rev. A consisting of Items 1(a), 1(b), 1(c) Calendar week 4, 2006	1 Lot	1(c )
1(a)	Non-recurring engineering	1 each	**
1 (b)	Qty 1 Product Qty 2-5 Product(s)	1 each	(Included in Item 1a price) NTE **/Unit	Calendar week 4, 2006 To be ordered Calendar Year 2006
1 (c)	Solid Works® Solid Model and Drawings in accordance with ** specification 216064, Rev. A	1 each	(Included in Item 1a price)	To be delivered upon Receipt of order of 5 Units

BUYER OPTIONS:

SELLER SHALL PROVIDE BUYER THE BELOW OPTIONS. Buyer may, at its sole discretion, exercise one or more of the options through written notice to Seller at the firm fixed prices shown hereunder.

OPTION	DESCRIPTION	QUANTITY	PRICE (US$)	DELIVERY TIME
1.	Additional Product	2-5	NTE * & **	Calendar year 2006

* Fixed price to be confirmed 1 week after Critical Design Review or approximately week 9-10 of development cycle, subject to any currency fluctuation +/- 5% from the Bloomberg rate as reported on a quarterly basis.

MILESTONE PAYMENT SCHEDULE:

MP #	MILESTONE AMOUNT	INVOICE SCHEDULE
1	25% of the Total Price in Item 1	Due upon signature of the Agreement by both parties.
2	25% of the Total Price in Item 1	Due upon Buyer’s acceptance of Preliminary Design Review per the requirements of ** Specification 216064, Rev. A.
3	25% of the Total Price in Item 1	Due upon Buyer’s acceptance of Critical Design Review per the requirements of ** Specification 216064, Rev. A.
4	25% of the Total Price in Item 1	Due upon receipt and acceptance of Product by the Buyer.

** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.